Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235707

PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated December 6, 2022)

Generation Income Properties, Inc.

This prospectus supplement (the “Prospectus Supplement”) updates, amends, and supplements the prospectus dated December 6, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-235707) and is included in Post-Effective Amendment No. 2 thereto filed on November 29, 2022, and declared effective on December 6, 2022. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends, and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 8, 2023 (the “Form 8-K/A Filing”). Accordingly, we have attached the Form 8-K/A Filing to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” of the Prospectus and in Item 1A of our Annual Report on Form 10-K filed on March 28, 2023 to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2023.

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A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2023

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

In this Current Report on Form 8-K/A, the terms "we", "us", "our" and the “Company” refer to Generation Income Properties, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

On August 14, 2023, we filed a Current Report on Form 8-K (the "Original Form 8-K"), to report that on August 10, 2023, Generation Income Properties, Inc. and its operating partnership, Generation Income Properties, L.P. (“GIP Operating Partnership”), entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Modiv Inc. and certain affiliates thereof (collectively, “Modiv”), pursuant to which GIP Operating Partnership purchased from Modiv a portfolio of 13 net leased properties (the “Modiv Portfolio”). The Modiv Portfolio consists of eleven (11) retail properties and two (2) office properties. As disclosed in the Original 8-K, the transactions contemplated by the Purchase Agreement closed on August 10, 2023. The properties comprising the Modiv Portfolio are located across seven states and aggregate approximately 200,000 rentable square feet. We are amending the Original Form 8-K to provide the historical financial statements required by Item 9.01(a) of Form 8-K and to provide the pro forma financial information required by Item 9.01(b) of Form 8-K, which financial statements and pro forma information were not included in the Original Form 8-K as permitted by Item 9.01(a)(3) and Item 9.01(b)(2) of Form 8-K. This amendment reports no other updates or amendments to the Original Form 8-K.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The following financial statements of the acquired Modiv Portfolio are attached hereto as Exhibit 99.3 and incorporated by reference herein:

•
Report of Independent Registered Public Accounting Firm
•
Audited Combined Statement of Revenues and Certain Operating Expenses of the Modiv Portfolio for the year ended December 31, 2022 and the unaudited six months ended June 30, 2023
•
Notes to Combined Statements of Revenues and Certain Operating Expenses

(b) Pro Forma Financial Information.

The following unaudited pro forma financial information for the Company is attached as Exhibit 99.4 and incorporated by reference herein:

•
Unaudited Pro Forma Consolidated Statement of Operations for the Company for the year ended December 31, 2022 and the unaudited six months ended June 30, 2023, giving effect to the acquisition of the Modiv Portfolio as if such acquisition occurred on January 1, 2022
•
Unaudited Pro Forma Balance Sheet for the Company as of December 31, 2022 and June 30, 2023
•
Unaudited Pro Forma Statement of Taxable Operating Results and Cash to be Made Available by Operations for the Company as of December 31, 2022 and June 30, 2023 as if the acquisition of the Modiv Portfolio occurred on January 1, 2022
•
Notes to Unaudited Pro Forma Consolidated Financial Statements

(c) Exhibits

Exhibit No.	Description

23.1*	Consent of MaloneBailey, LLP
99.3*	Financial Statements of the Modiv Portfolio.
99.4*	Unaudited Pro Forma Consolidated Financial Statements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Filed herewith

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties, many of which are beyond management’s control, that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation the risk that the expected benefits of the acquisition of the Modiv Portfolio will not be realized or will not be realized within the expected time periods, as well as risks relating to general economic conditions, market conditions, interest rates, and other factors. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: September 8, 2023	By:	/s/ Allison Davies
Allison Davies
Chief Financial Officer

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